        Exhibit 5.1
May 9, 2025
Telos Corporation
19866 Ashburn Road
Ashburn, Virginia 20147
Ladies and Gentlemen:
We have acted as counsel to Telos Corporation, a Maryland corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Act”), 4,900,000 additional shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which may be issued from time to time under the Company’s Amended and Restated 2016 Omnibus Long-Term Incentive Plan (the “Plan”).
We have examined the Registration Statement, exclusive of the exhibits thereto and documents incorporated by reference therein, and such corporate records, certificates, and documents as we deemed necessary for the purpose of this opinion. We have relied as to certain factual matters on information obtained from public officials and officers of the Company. Based on that examination, we advise you that in our opinion the shares of Common Stock offered by the Company, when issued under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid, and non-assessable.
In expressing the opinion set forth herein, we have assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as copies conform with the originals of those documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) each natural person executing any such document is legally competent to do so, (v) all public records reviewed by us or on our behalf are accurate and complete, (vi) at the time of issuance of any of the Common Stock, the Company will have a sufficient number of authorized but unissued shares of the Common Stock for the issuance and the Company will be in good standing under the laws of the State of Maryland, (vii) the issuance of the Common Stock will not conflict with or violate any provisions of the governing documents of the Company in effect at the time of issuance, and (xiii) each issuance of the Common Stock will be in accordance with the terms and conditions of the Plan. We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
Miles & Stockbridge P.C.

By: /s/ Christopher R. Johnson
Principal